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                                                                Exhibit 10.23
                                                                -------------
              [LETTERHEAD OF DAVIS, GRAHAM & STUBBS APPEARS HERE]


                               December 20, 1993


VIA FACSIMILE TRANSMISSION
--------------------------


Richard G. Couch
President and Chief Executive Officer
Visual Numerics, Inc.
Suite 400
9990 Richard Avenue
Houston, Texas  77042-4548


           Re:  Restructure of Debt/Equity of PVI Shareholders
                ----------------------------------------------

Dear Mr. Couch:


        As you know, this firm represents the former shareholders (the "PVI Shareholders") of Precision Visuals, Inc. ("PVI") for which James R. Warner and David E. Bloom serve as Representatives (the "Representatives"). On
September 30, 1993 the undersigned transmitted to you written declaration of default on behalf of the PVI Shareholders. Notwithstanding any notice of default or notice of intent to exercise remedies under prior agreements, this letter contains the terms of an agreement between Visual Numerics, Inc.("VNI") and the PVI Shareholders under which all the rights of the PVI Shareholders shall be restructured. Those terms are as follows:

        1. All indebtedness owed to the PVI Shareholders (regardless of whether part of the "Contingent Cash Payments" under the Merger Agreement or previously evidenced by one of more promissory notes) shall be consolidated into a new, noncontingent promissory note dated
           December 1, 1993 (the "Restructure Note"). The Restructure Note shall bear interest from December 31, 1993 at one half percent per month (the "Standard Interest Rate") and interest shall be payable monthly on the last day of each month commencing December 31, 1993. In addition, the Restructure Note shall provide for a $100,000 principal reduction on or before March 31, 1994. The Restructure Note shall also provide for a $400,000 principal


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    reduction on or before each June 30, September 30, December 31, and March 31 thereafter until the balance of the Restructure Note shall have been paid in full.

    a. The Restructure Note shall be secured by mortgages, security interests, liens and encumbrances in, upon and against the same collateral--with the same lien priority--as currently serves as collateral for the PVI Shareholders, including, without limitation; (i) a first lien upon the Texas Real Estate Collateral (defined in paragraph 5 below), (ii) a lien upon all computer software (source code and object code), and all related manuals and documentation, which shall be a first lien except with respect to software upon which First Interstate has an existing first lien, and (iii) a lien (subordinate only to the existing first lien of First Interstate and certain equipment lessors) on the balance of assets and properties of VNI.

    b. On or before December 31, 1993, VNI shall deposit with the Software Escrow Agent all updates and enhancements to its software. Thereafter, VNI shall deposit with the Software Escrow Agent all updates and enhancements to its software on a timely basis as required by the Software Escrow Agreement.

2. On or before December 31, 1993, VNI shall pay the PVI Shareholders an interest payment which shall consist of interest on all monies which were due to the PVI Shareholders on September 30, 1993 calculated from June 30, 1993 to that date at the Standard Interest Rate. In addition, on or before December 31, 1993, the PVI Shareholders shall be paid another interest payment which shall consist of the sum of: (i) interest on all monies which would have been due to the PVI Shareholders on December 31, 1993--absent the restructure set forth herein--calculated from September 30, 1993 to December 1, 1993 at the Standard Interest Rate, and (ii) interest on the Restructure Note from December 1, 1993 to December 31, 1993 calculated as set forth in paragraph 1 above. The aggregate of these three interest components due December 31, 1993 is $40,014.53. Interest shall be paid to the PVI Shareholders after December 31, 1993 under the provisions of paragraph 1 above. All payments shall be made through the exchange agent unless VNI receives other written instructions from the Representatives.

3. All Class C preferred stock of VNI currently held by or for the benefit of the PVI shareholders, and the PVI Shareholders' contingent rights to acquire additional
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    Class C preferred stock (equivalent of $1 million), shall be immediately exchanged for all of the shares of a new class of VNI preferred stock (Class D preferred stock). All such Class D preferred stock shall be deemed fully earned and the stock certificates for such shares shall be issued and delivered to the PVI Shareholders by January 15, 1994. Options for up to 3% of the Class D preferred stock (on a fully diluted basis) shall be available for designated officers and employees of VNI at an appropriate option price. Except for any Class D preferred stock acquired under such options, no other Class D preferred stock shall be issued by VNI.

    a. The Class D preferred stock shall have a $3 million liquidation preference over all other current and future classes of VNI equity and convertible debt. For any amounts in excess of $3 million the Class D preferred stock shall have a liquidation preference which entitles it to share pari passu with the next most senior class or classes of VNI equity and convertible debt.

    b. All put and redemption rights that PVI Shareholders had in their Class C preferred stock shall be carried over and incorporated into their Class D preferred stock to the same extent and on the same conditions.

    c. All indemnities previously extended by any of the PVI Shareholders under the terms of the Merger Agreement and/or any related agreements and instruments shall terminate immediately.

    d. Although it is recognized that the provisions of this paragraph of the restructuring proposal may require consent from VNI's shareholders, VNI commits to use its best efforts to obtain such consent as promptly as possible, but in any event not later than January 15, 1994. In addition, within three (3) days Charles W. Johnson shall deliver to the PVI Shareholders a written commitment to vote all shares in VNI that he owns and/or controls in favor of the terms of the restructuring proposal set forth herein.

4. No sale of control of VNI or any substantial portion of its assets shall be effected without the consent of the PVI Shareholders. The consent of the PVI Shareholders shall not be unreasonably withheld, and in any event the PVI Shareholders, through the Representatives, shall respond to any proposal for such sale within thirty (30) days of receipt of any such proposal.

    Failure to respond within such thirty (30) day period shall be deemed to be consent to any such sale.

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5.  VNI agrees to serve (without any additional compensation) as agent for the
    PVI Shareholders in liquidating the real estate located in Fort Bend County, Texas encumbered in their favor (the "Texas Real Estate Collateral").

    a. The Representatives may consent to an exchange of the Texas Real Estate Collateral for one or more other tracts in order to facilitate such liquidation. However, no exchange shall be effected without the consent of the Representatives, and they shall have the exclusive right to control the exchange, as well as the timing, manner and terms of any liquidation of the Texas Real Estate Collateral and any property exchanged for the Texas Real Estate Collateral. All net proceeds from the sale of the Texas Real Estate Collateral, shall be immediately surrendered to the PVI Shareholders and shall be applied to the last principal payments due under the Restructure Note.

    b. Within five (5) days of submission of a request for reimbursement, VNI shall reimburse the PVI Shareholders for all reasonable fees, costs and expenses of: (i) professionals retained to advise the PVI Shareholders in connection with this restructure, in connection with an exchange or liquidation of the Texas Real Estate Collateral, or in connection with protection of PVI's or the PVI Shareholders' interest in consummation of the transactions under the Merger Agreement, and (ii) professional and other persons seeking to effect an exchange or liquidation of the Texas Real Estate Collateral (including such expenses as may be incurred by James R. Warner). Provided, however, such VNI's reimbursement obligation under (i) and (ii) hereunder shall not exceed an aggregate $30,000.

6. The Consulting Agreement with James R. Warner continues unaffected. All payments due under that agreement shall be timely made.

7. Except as otherwise expressly modified herein, all rights and remedies available to the PVI Shareholders under the terms of the Merger Agreement and/or any agreements or instruments executed and delivered in


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    connection with the Merger Agreement shall remain in full force and effect.

8. VNI's Chief Executive Officer and Chief Financial Officer shall each execute and deliver to the PVI Shareholders the Fairness Certificate attached hereto.

9. This letter agreement may be countersigned in counterparts. All such counterparts, taken together, shall constitute a single agreement.

    Please indicate your acceptance of the proposal contained herein by countersigning this letter below and returning it to the undersigned via facsimile transmission and U.S. mail. Thank you for your attention to this matter.

                                             Very truly yours,

                                             /s/ Glenn W. Merrick
                                             ------------------------
                                             Glenn W. Merrick
                                                         for
                                             DAVIS, GRAHAM & STUBBS

    Encl.

    CC:  James R. Warner
         David E. Bloom
         James L. Carpenter, Esq.
         Ira Cohen

    READ, APPROVED AND ACCEPTED:
    VISUAL NUMBERICS, INC.



    By: /s/ Richard G. Couch
       --------------------------------
       Richard G. Couch
       President and Chief Executive Officer